Exhibit 10.2

AMENDMENTS TO THE

CHESAPEAKE CORPORATION 401(k) RESTORATION PLAN

RESOLVED, That the Chesapeake Corporation 401(k) Restoration Plan is hereby amended, effective December 31, 2004, in the following respects:

FIRST: Section 5.01 of the Plan is amended to read "Effective December 31, 2004, a Participant's Deferred Account shall be credited with earnings based on an interest rate established by the Committee (the "Interest Fund")."

SECOND: Section 5.03 of the Plan is deleted.